UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016

Lumber Liquidators Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33767	27-1310817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 John Deere Road, Toano, Virginia	23168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 1, 2016, the Board of Directors (“Board”) of Lumber Liquidators Holdings, Inc. (the “Company”) adopted and approved amendments to the Company’s bylaws. The following amendments include certain corporate governance changes required pursuant to the terms of the previously-announced definitive settlement agreement, dated July 18, 2016 and approved by the court on November 17, 2016, with the lead plaintiff in the consolidated derivative action, In re Lumber Liquidators Holdings, Inc. Shareholder Derivative Litigation (the “Derivative Litigation”):

•	a modification to Article II, Section 1 to provide that each director is expected to attend the annual meeting of stockholders in person;

•	modifications to Article II, Section 9(a), regarding the conduct of stockholder meetings, to provide that polls shall remain open at an annual meeting until all agenda items have been discussed and that stockholders shall have the right to ask questions, both orally and in writing, and receive answers and discussion from the Chief Executive Officer and the Board, regardless of whether questions have been submitted in advance;

•	the addition of Article II, Section 18, which provides that the Company take certain procedural steps to evaluate stockholder proposals, including distribution of all proposals to the entire Board, discussion of proposals with certain proposing stockholders, recommendation by the Company’s law department of whether such proposal should be included or excluded from the Company’s proxy statement, review by the Board of any recommendations included in the Company’s proxy statement and authorization for the Board to engage outside advisors in connection with stockholder proposals;

•	adoption of a requirement in Article III, Section 2 that any director who does not receive a majority vote to submit his or her resignation, subject to the Board’s discretion to accept such resignation or retain the director;

•	modifications to Article III, Section 2 to provide that independent directors may sit on no more than two other boards of directors of publicly traded companies and that directors may not serve as board members for companies that directly compete with the Company;

•	an expanded description of the roles and responsibilities of the Chairperson of the Board in Article III, Section 6, including a requirement that the roles of Chief Executive Officer and Chairperson be separate and that the Chairperson be a fully independent director of the Board;

•	the establishment of a Compliance and Regulatory Affairs Committee of the Board in Article III, Section 8;

•	modifications to Article V, Section 8, regarding the Chief Executive Officer, to provide that the Chief Executive Officer may sit on no more than one other board of directors of a publicly-traded company;

•	the adoption of a provision in Article X, Section 5 limiting the use of corporate funds and other assets for governmental lobbying and political campaigns; and

•	the adoption of a provision in Article X, Section 7 providing that provisions of the Bylaws that are expressly prescribed in connection with the Derivative Litigation shall remain in effect for a period of five years from the date final judgment is entered in the Derivative Litigation.

Among other immaterial revisions, the Board also adopted and approved the following amendments:

•	the addition of Article II, Section 9(d), which provides that if a stockholder does not appear at a stockholder meeting to present a nomination or item of business, such business shall not be transacted and such nomination shall be disregarded, regardless of whether proxies in respect of such vote have been received by the Company;

•	modifications of the advance notice requirements for stockholder submission of meeting proposals and director nominees in Article II, Section 17, including expanding the disclosure and representation requirements of proposing stockholders and stockholder nominees;

•	a provision in Article III, Section 6 providing that, in the event of the Chairperson’s temporary absence or incapacity, the Board will appoint an independent director to preside as chairperson of shareholder meetings and of the Board;

•	modifications to Article V, Section 16 to provide that officers of the Company who serve on the Board shall not receive compensation for services in his or her capacity as a director, and that the independent directors of the Board or, if so authorized, the Compensation Committee of the Board, shall fix compensation of the Executive Officers, and modifications to Section 17 consistent with the foregoing; and

•	a modification to Article IX providing that directors’ and officers’ indemnification rights, including with regarding to the advancement of expenses, only pertains to expenses and fees actually and reasonably incurred.

The foregoing description of the Company’s bylaws, as amended and restated by the Board, is qualified in its entirety by reference to the full text of such amended and restated bylaws. A copy of the amended and restated bylaws and a copy marked to show changes are attached as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Bylaws of Lumber Liquidators Holdings, Inc. (as revised effective December 1, 2016)
3.2	Bylaws of Lumber Liquidators Holdings, Inc. (as revised effective December 1, 2016) (marked)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LUMBER LIQUIDATORS HOLDINGS, INC.
(Registrant)

Date: December 6, 2016	By:	/s/ Jill Witter
Jill Witter
Secretary and Chief Legal Officer & Chief Compliance Officer

EXHIBIT INDEX

Exhibit 3.1	Bylaws of Lumber Liquidators Holdings, Inc. (as revised effective December 1, 2016)
Exhibit 3.2	Bylaws of Lumber Liquidators Holdings, Inc. (as revised effective December 1, 2016) (marked)